Exhibit 2.3
                              ESCROW AGREEMENT

   This ESCROW AGREEMENT (this "Agreement"), dated as of November 9, 1998, is by and among Micrel, Incorporated, a California corporation ("Micrel"), John F. Stockton (the "Synergy Representative"), and Bank of the West, a California banking corporation (the "Escrow Agent").

                                   RECITALS

   A. Micrel, MISYN Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Micrel ("Merger Sub"), and Synergy Semiconductor Corporation, a California corporation ("Synergy") have entered into a Merger Agreement, dated as of October 21, 1998 (the "Merger Agreement"). All capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

   B. Pursuant to the Merger Agreement, Merger Sub will merge with and into Synergy with Synergy being the survivor. As a result of the Merger, all outstanding shares of capital stock of Synergy will automatically be converted into the right to receive cash comprising the Consideration, upon the terms and conditions set forth in the Merger Agreement.

   C. Pursuant to the terms of the Merger Agreement, Micrel is required to deposit the portion of the Consideration comprising the "Escrowed Cash" into an escrow (the "Escrow") with Escrow Agent to be applied against and to secure the payment to Micrel of any reduction in the Purchase Price due to the Final Adjustment and any and all Micrel's Damages.

   D. In furtherance of the transactions contemplated by the Merger Agreement, the parties hereto have agreed to enter into this Agreement to set forth the parties' understanding with respect to the Escrow and the deposit and distribution of the Escrowed Cash.

   NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Synergy Representative, Micrel and Escrow Agent hereby agree as follows:

                                   AGREEMENT

   1. Appointment and Agreement of Escrow Agent. Micrel and the Synergy Representative hereby appoint Escrow Agent as escrow agent for the Escrow. Subject to the terms and conditions herein stated, Escrow Agent hereby accepts such appointment and hereby agrees to perform the duties of Escrow Agent under this Agreement.

   2. Deposit of Escrowed Cash; Period of Escrow. Micrel and the Synergy Representative agree and acknowledge that, in accordance with Section 2.2.3 of the Merger Agreement, Micrel has deposited with the Escrow Agent the Escrowed Cash ($1,980,000) required to be deposited on the Closing Date, receipt of which is hereby acknowledged by Escrow Agent. Should Micrel be required to deposit additional Escrowed Cash with the Escrow Agent as a


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result of the Final Adjustment, the Escrow Agent will acknowledge the receipt of such funds to Micrel and the Synergy Representative as soon as practicable following their deposit with the Escrow Agent. The term of the Escrow shall commence on the date hereof and expire on the date that all of the Escrowed Cash is distributed in accordance with Section 3 below.

   3. Distribution of Escrowed Cash. Distribution of the Escrowed Cash shall be made as follows:

         (a) Upon receipt by Escrow Agent of (i) a certificate signed by each of Micrel and the Synergy Representative, or (ii) a copy of the final written determination of the arbitrators pursuant to Section 12.18 of the Merger Agreement, in either case setting forth the amount of the reduction in the Purchase Price as the result of the Final Adjustment pursuant to Section
2.1.5 of the Merger Agreement, if any, Escrow Agent shall immediately deliver Escrowed Cash to Micrel in the amount indicated in such certificate or such written determination, as applicable.

         (b) Upon receipt by the Escrow Agent and the Synergy Representative, at anytime from the Closing Date through and including the date that is 180 days after the Closing Date, of a certificate signed by Micrel and directing the Escrow Agent to distribute from the Escrowed Cash amounts in satisfaction of Micrel's Damages which certificate shall identify the amount claimed, the provision of the Merger Agreement pursuant to which Micrel is entitled to receive such Micrel's Damages, reasonable detail supporting the claim, and the date that such certificate was delivered to the Escrow Agent and the Synergy Representative (the "Notice Date"), and provided that the Escrow Agent does not receive a certificate signed by the Synergy Representative (a copy of which shall be concurrently delivered to Micrel) within a period of ten (10) business days (the "Notice Period") following the Notice Date set forth in the certificate from Micrel, objecting to the payment requested in the certificate from Micrel and specifying in reasonable detail the basis for the objection, Escrow Agent shall immediately deliver Escrowed Cash to Micrel in the amount indicated in the certificate from Micrel. If Escrow Agent receives a certificate from Synergy within the Notice Period, Escrow Agent shall not make the distribution requested in the certificate from Micrel unless and until Escrow Agent receives (i) written instructions executed jointly by Micrel and the Synergy Representative directing Escrow Agent to distribute all or a portion of the Escrowed Cash requested in the certificate from Micrel, or (ii) a copy of the final written determination of the arbitrators pursuant to Section 12.18 of the Merger Agreement ordering the payment of all or a portion of the Escrowed Cash claimed in the certificate from Micrel. Escrow Agent shall deliver to the Synergy Representative prompt written notice of any distribution of Escrowed Cash to Micrel made pursuant to this Section 3(b).

         (c) On or prior to a date which is 190 days following the Closing Date, Micrel shall deliver a certificate to the Escrow Agent and the Synergy Representative setting forth the portion of the Escrowed Cash, if any, to be retained by the Escrow Agent pursuant to clauses (b) and/or (c) of Section
2.2.3 of the Merger Agreement (the "Retained Escrowed Cash"), which certificate shall be binding upon the Synergy Representative. Promptly after receipt of such certificate by the Escrow Agent, Escrow Agent shall distribute to the Synergy Representative all remaining portions of the


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Escrowed Cash, other the Retained Escrowed Cash and any amounts distributed to or requested by Micrel pursuant to Section 3(b).

         (d) With respect to the Retained Escrowed Cash, upon receipt by the Escrow Agent and the Synergy Representative of a certificate signed by Micrel and directing the Escrow Agent to distribute from the Retained Escrowed Cash amounts in satisfaction of Micrel's Damages pursuant to clauses
(b) or (c) of Section 2.1.6 of the Merger Agreement, which certificate shall identify the amount claimed, the provision of the Merger Agreement pursuant to which Micrel is entitled to receive such Micrel's Damages, reasonable detail supporting the claim, and the Notice Date, and provided that the Escrow Agent does not receive a certificate signed by the Synergy Representative (a copy of which shall be concurrently delivered to Micrel) within the Notice Period following the Notice Date set forth in the certificate from Micrel, objecting to the payment requested in the certificate from Micrel and specifying in reasonable detail the basis for the objection, Escrow Agent shall immediately deliver Retained Escrowed Cash to Micrel in the amount indicated in the certificate from Micrel. If Escrow Agent receives a certificate from Synergy within the Notice Period, Escrow Agent shall not make the distribution requested in the certificate from Micrel unless and until Escrow Agent receives (i) written instructions executed jointly by Micrel and the Synergy Representative directing Escrow Agent to distribute all or a portion of the Retained Escrowed Cash requested in the certificate from Micrel, or (ii) a copy of the final written determination of the arbitrators pursuant to Section 12.18 of the Merger Agreement ordering the payment of all or a portion of the Retained Escrowed Cash claimed in the certificate from Micrel. Escrow Agent shall deliver to the Synergy Representative prompt written notice of any distribution of Retained Escrowed Cash to Micrel made pursuant to this Section 3(d).

         (e) Upon Escrow Agent's receipt of (i) written instructions executed jointly by Micrel and the Synergy Representative, or (ii) a copy of the final written determination of the arbitrators pursuant to Section 12.18 of the Merger Agreement ordering the payment of all remaining portions of the Retained Escrowed Cash, Escrow Agent shall immediately deliver Retained Escrowed Cash to the Synergy Representative in the amount indicated in the instructions or determination, other than any portion thereof paid to or requested by Micrel pursuant to Section 3(d).

   4. Investment of Escrowed Funds. The Escrow Agent shall invest the escrowed cash as directed in writing by the Synergy Representative in one or more money market funds listed on Exhibit B attached hereto.

   5. Provisions Concerning the Escrow Agent. The following provisions will control the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

         (a) The Escrow Agent is not a party to, and is not bound by nor (except as specifically provided herein) charged with notice of, any agreement between any one or more parties hereto, out of which this escrow may arise. The Escrow Agent does not assume any responsibility or liability


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for any transactions between Micrel and the Synergy Representative other than this Escrow Agreement.

         (b) The duties of the Escrow Agent hereunder are only such as are herein specifically provided, being purely ministerial in nature, and the Escrow Agent shall have no implied duties or obligations nor any responsibility in respect of any of the cash, property or items deposited with it other than to faithfully follow the instructions contained herein or given to it as provided herein.

         (c) The Escrow Agent acts hereunder as a depository. All deposits are warranted by the depositing party to be valid deposits. The Escrow Agent is not responsible for or liable in any manner whatever for the sufficiency, correctness, genuiness and validity of any cash deposit, security, document, or other item, which is a part of the Escrowed Cash or for any claim or action by any person, firm, corporation or trustee concerning the right or power of any depositor to make any transfer or the validity of the transfer of any part of the Escrowed Cash to Escrow Agent or for the value, validity, collectibility or marketability of any investment of the Escrowed Cash.

         (d) The Escrow Agent in acting hereunder may assume the genuineness of any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

         (e) The Escrow Agent shall not be liable for consequential or special damages. The Escrow Agent will not be liable for anything which it may do or refrain from doing in connection herewith, except to the extent held by a final unappealable judgment of a court of competent jurisdiction to be the direct result of its own gross negligence or willful misconduct.

         (f) The Escrow Agent may consult with legal counsel (including in-house counsel) in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it will incur no liability if it acts in good faith and in accordance with the reasonable opinion and instructions of such counsel as to such matters. The Escrow Agent shall not be required to institute or defend any action (including interpleader) or lawsuit brought in connection with Escrowed Cash. In the event of its participation in any such legal proceeding, the Escrow Agent shall receive full indemnity and shall be compensated for its services and reimbursed for its expenses associated therewith.

         (g) In the event of any disagreement between any of the parties to this Agreement, or between them or any of them and any other person or entity resulting in adverse claims or demands being made in connection with the subject of this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may refuse to take any action hereunder so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent will not be or become liable in any way or to any person or entity for its failure or refusal to act, and the Escrow Agent will be entitled either to: (i) continue to refrain from acting until the rights of all parties have been determined by a final and unappealable order of the court of competent


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jurisdiction, or all differences have been adjusted and all doubt resolved by agreement among all the interested persons or entities, and the Escrow Agent has been notified thereof in writing signed by all such persons or entities, or (ii) file an interpleader action in any court of competent jurisdiction, in which event all costs and expenses will be borne by Micrel and the Synergy Representative.

         (h) The Escrow Agent may resign at any time upon thirty (30) days written notice to Micrel and the Synergy Representative. In the event of such notice of resignation, prior to the expiration of such notice, Micrel and the Synergy Representative shall designate a successor escrow agent.
Such successor escrow agent shall have accepted such designation and will serve as escrow agent on the same terms and conditions as set forth herein or on such other terms and conditions as are agreeable to Micrel and the Synergy Representative. Upon written notice to the Escrow Agent of such designation, the Escrow Agent shall deliver all relevant funds deposited hereunder to the successor escrow agent, whereupon all the Escrow Agent's duties and obligations hereunder shall cease and terminate.

         (i) Upon termination of this Agreement or the resignation of the Escrow Agent, the Escrow Agent may request, and Micrel and the Synergy Representative shall deliver to the Escrow Agent, a release satisfactory to the Escrow Agent releasing the Escrow Agent from all liability under this Agreement.

         (j) The Escrow Agent's fees for its services hereunder shall be as set forth on Exhibit A hereto. In addition to such fees, the Escrow agent shall be reimbursed for the reasonable fees and expenses of its legal counsel and other reasonable out-of-pocket expenses reasonably incurred by it for so long as any portion of the Escrowed Cash is held by the Escrow Agent hereunder. All such fees shall be borne by Micrel and the Synergy Representative. Payment for the first twelve (12) months of service shall be paid to the Escrow Agent upon the establishment of the Escrow by check in the amount of $5,500. In addition, Micrel and Synergy Representative shall pay $5,000 to the Escrow Agent to be held as a cash reserve for future fees ("Cash Reserve"). After the initial twelve (12) months of service, the Escrow Agent shall deduct its monthly fees from the Cash Reserve. In the event the Cash Reserve is exhausted, service shall be billed on a month to month basis by the Escrow Agent to Micrel and the Synergy Representative, and shall be paid by Micrel and Synergy Representative upon receipt of such monthly bill. Escrow Agent shall have a lien or right of set-off on all fund and property held hereunder to secure its rights hereunder to be indemnified and held harmless and to be reimbursed for all of its expenses arising out of or in connection with this Escrow Agreement.

   6. Payment of Escrow Agent's Fees and Taxes. Micrel will pay one-half and the Synergy Representative will pay one-half of all of the Escrow Agent's fees for services rendered by the Escrow Agent pursuant to the provisions of this Agreement and each will reimburse the Escrow Agent for one-half of its reasonable expenses incurred in connection with the performance by it of such services. The Synergy Representative shall be responsible for any taxes owing in respect to the earnings on the Escrowed Cash and each of the Synergy Representative and Micrel shall provide the Escrow Agent with executed W-9 forms.


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   7.   Indemnification of Escrow Agent.  In consideration of its
acceptance of the appointment as escrow agent, Micrel and Synergy Representative agree to indemnify the Escrow Agent against and hold the Escrow Agent harmless from all claims, liabilities, losses, actions, suits and proceedings incurred by it or to which it is made a party by reason of its having accepted the same or in carrying out any of the terms hereof, or otherwise relating to this agreement and to indemnify the Escrow Agent against and reimburse the Escrow Agent for all its expenses, including among other things, counsel feels and court costs, incurred by reason of its position hereunder or actions taken or omitted in good faith pursuant hereto unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence. Micrel and Synergy Representative agree that the Escrow Agent shall not be liable to either of them for any actions taken by the Escrow Agent pursuant to the terms hereof. In no event shall the Escrow Agent be liable for any incidental, special or consequential damages.

   8. Merger Agreement Not Limited by this Agreement. This Agreement and the deposit of the Escrowed Cash hereunder are without prejudice to, and are not in limitation of, any obligations of Micrel or the Synergy Representative in respect of any of the covenants, representations or warranties contained in the Merger Agreement. The Escrow Agent is not in any respect bound by the terms of the Merger Agreement.

   9. Notices and Distributions. Any notice, request or other document to be given hereunder to any party hereto shall be effective upon receipt and shall be in writing and delivered personally or sent by telecopy or registered or certified mail, postage prepaid as follows:

         (a)   if to the Synergy Representative, addressed to:

               John F. Stockton
               4233 Hidden Canyon Cove
               Austin, TX  78746

         (b)   if to Micrel, addressed to:

               Micrel, Incorporated
               1849 Fortune Drive
               San Jose, CA 95131
               Attention:  Robert Barker


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         (c)   if to Escrow Agent, addressed to:

               Bank of the West
               Trust and Investment Services
               50 W. San Fernando Street, 2nd Floor
               San Jose, CA  95113
               Telephone:  (408) 998-6860
               Telecopier:  (408) 971-0933
               Attention:

   10. The Escrowed Cash shall be delivered by the Escrow Agent in the manner and to the location requested by the intended recipient thereof, as specified in writing to the Escrow Agent. Any address for notice specified above may be changed by written notice given to the other parties in the manner specified in this Section 9.

   11. No Rights Conferred Upon Third Parties. This Agreement is for the benefit of the parties hereto and nothing contained herein shall be construed to give any third party any benefits or rights hereunder.

   12. Successors. The obligations imposed and the rights conferred by this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Micrel, the Synergy Representative and the Escrow Agent.

   13. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California.

   14. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

   15. Amendment. This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by Micrel, the Synergy Representative and the Escrow Agent.

   16. Attorneys' Fees. Subject to other rights of indemnity and reimbursement set forth in the Merger Agreement, should any litigation be commenced between Micrel and the Synergy Representative concerning this Agreement or the rights and duties of any party in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for such party's attorneys' fees in such litigation which shall be determined by the court in such litigation or in a separate action brought for such purpose.


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   17.   Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

   18.   Termination.  This agreement shall terminate upon the earlier of
(i) final disbursement of the Escrowed Cash by the Escrow Agent in accordance with the terms of this Agreement, or (ii) written mutual consent signed by the parties hereto. This Agreement shall not be otherwise terminated. The indemnification of the Escrow Agent provided herein shall survive the termination of this Agreement and the resignation of the Escrow Agent.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                       MICREL, INCORPORATED:


                                      By:   /s/ Raymond D. Zinn
                                         ---------------------------
                                         Name:  Raymond D. Zinn
                                         Title: President


                                       SYNERGY REPRESENTATIVE:


                                            /s/ John F. Stockton
                                         ---------------------------
                                                John F. Stockton


                                       ESCROW AGENT:

                                       Bank of the West

                                       By:   /s/ Clarence W. Herndon
                                          --------------------------
                                          Name:  Clarence W. Herndon
                                          Title: Vice President and
                                                 Trust Officer

                                       By:   /s/ Nancy Johnson
                                          --------------------------
                                          Name:  Nancy Johnson
                                          Title: Vice President and
                                                 Trust Officer


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                                   EXHIBIT A
                            ESCROW AGENCY ACCOUNT
                                 FEE AGREEMENT



Set up Fee:

   $500 - payable in advance


Minimum Annual Fee, including General Service Fee:
   $5,000 per year from date of Escrow document, payable in advance and non-refundable


Extraordinary Fee Deposit:
   $5,000 - unused portion refundable with accrued interest

Extraordinary Fees:

   Other extraordinary services such as, but not limited to, tax statements and returns, legal fees, and special services will be charged based on review and analysis of the nature and complexity of the transaction or event and maintenance of appropriate records.


                                       MICREL, INCORPORATED:

                                       By:   /s/ Raymond D. Zinn
                                          ---------------------------
                                          Name:  Raymond D. Zinn
                                          Title: President


                                       SYNERGY REPRESENTATIVE:

                                            /s/ John F. Stockton
                                         ---------------------------
                                                John F. Stockton


                                       ESCROW AGENT:

                                       Bank of the West

                                       By:   /s/ Clarence W. Herndon
                                          --------------------------
                                          Name:  Clarence W. Herndon
                                          Title: Vice President and
                                                 Trust Officer

                                       By:   /s/ Nancy Johnson
                                          --------------------------
                                          Name:  Nancy Johnson
                                          Title: Vice President and
                                                 Trust Officer


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                                   EXHIBIT B
                        INVESTMENT OF ESCROWED FUNDS

Listed below are money market funds available for the escrowed cash.

   -   Bank of the West (with FDIC insurance to $100,000);

   -   Chase Manhattan Bank (with FDIC insurance to $100,000);

   -   Federated Trust for Government Cash Reserve (#54);

   -   Federated Master Trust (#18);

   -   Provident Fed Fund; and

   -   Federated Government Obligation (#5).

Appropriate annual reports or prospectuses for the above funds have been provided to the Synergy Representative.